Exhibit 10.3

STEWDOMER INVESTOR AWARENESS

AGREEMENT

This Agreement Is entered into effective as of 1st, July, 2022 Between SINCERITY APPLIED MATERIALS HOLDINGS CORP. (hereinafter “The Company”) and JOHN J STEWART (hereinafter “Consultant”)

The Consultant has engaged as a Private Investment Finder, Investor Relations Professional, and has operated as a Financial Communications Principal for the last five decades.

The Consultant will aim to increase investors awareness for the Company via including but not limited to the following program:

•	Telephone Communications
•	Social Media
•	Email Distribution
•	Other forms of remote correspondence
•	meetings with personnel and other Consultants at times and locations to be mutually agreed upon

Consultant represents and warrants that at the time of execution of this Agreement, the terms of this Agreement are not inconsistent with any other contractual or legal obligations Consultant may have or with the policies of any institution or company with which the Consultant is associated.

Compensation: In consideration for Consultant’s services hereunder, The Company shall pay/compensate Consultant as follows:

1.	USD 58,000 one of initial payment within 14 days after effective date of this contract
2.	$4,000 ~ $15,000 USD monthly depends on the actual hours allocated to the company’s work, which will be invoiced monthly,

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At the Company's option, the agreement between the Company and the Consultant will continue on a quarterly basis after the initial quarterly term subject to the mutual agreement between the parties regarding the compensation that the Company shall pay to the Consultant.

Payment to be made in advance to the Consultant’s account provided. Any income taxes levied on payments to be made to Consultant hereunder shall be exclusively borne by Consultant.

This Agreement shall be effective upon the date set forth in the first paragraph and may be terminated by either party at anytime with written notice of termination.

Finders disclaimer

JOHN J STEWART is not a Registered Broker Dealer and he does not represent himself nor conduct himself as a Broker Dealer in any transaction. JOHN J STEWART does not offer investment advice and any Funding brought to companies is funding from Accredited Investors, as per SEC Rule 501. JOHN J STEWART is acting as a Finder for the transaction for introductory purposes only.

YIWEN ZHANG (President)

_____________________________

JOHN J STEWART (Consultant)

stewdomer@gmail.com

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1-818-231-9765 Cell

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